Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Provention Bio, Inc. on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, to be filed on or about June 17, 2020 of our report dated March 12, 2020, on our audits of the financial statements as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, which report was incorporated by reference in the Registration Statement on Form S-3 (333-232995). We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
June 17, 2020